Exhibit 10.19

FOURTH AMENDMENT

TO THE

FIFTH THIRD BANCORP MASTER RETIREMENT PLAN

January 1, 2015 Restatement

WHEREAS, Fifth Third Bank (“Fifth Third”) sponsors and maintains the Fifth Third Bancorp Master Retirement Plan, as amended and restated effective January 1, 2015, and as subsequently amended (“Plan”);

WHEREAS, Fifth Third desires to amend the Plan to make a technical clarification to the Code section 436 restrictions;

WHEREAS, pursuant to Plan section 13.1(a), Fifth Third reserved the right to amend the Plan at any time; and

WHEREAS, pursuant to Plan section 13.1(b), Fifth Third delegated authority to the Fifth Third Bank Pension, 401(k) and Medical Plan Committee and its Chairman to amend the Plan.

NOW, THEREFORE, effective as of January 1, 2018, the Plan is hereby amended in the following respects:

1.    Section 3 of Appendix XX of the Plan is amended in its entirety to read as follows:

“3. Limitations Applicable If the Plan Sponsor Is In Bankruptcy. Notwithstanding any other provisions of the plan, a participant or beneficiary is not permitted to elect, and the plan shall not pay, a single sum payment or other optional form of benefit that includes a prohibited payment with an annuity starting date that occurs during any period in which the plan sponsor is a debtor in a case under title 11, United States Code, or similar Federal or State law, except for payments made within a plan year with an annuity starting date that occurs on or after the date on which the plan’s enrolled actuary certifies that the plan’s adjusted funding target attainment percentage (determined by not taking into account any adjustment of segment rates under § 430(h)(2)(C)(iv) of the Internal Revenue Code) for that plan year is not less than 100 percent. In addition, during such period in which the plan sponsor is a debtor, the plan shall not make any payment for the purchase of an irrevocable commitment from an insurer to pay benefits or any other payment or transfer that is a prohibited payment, except for payments that occur on a date within a plan year that is on or after the date on which the plan’s enrolled actuary certifies that the plan’s adjusted funding target attainment percentage for that plan year is not less than 100 percent. The limitation set forth in this Section 3 does not apply to any payment of a benefit which under § 411(a)(11) of the Internal Revenue Code may be immediately distributed without the consent of the participant.”

2.    Except as otherwise amended herein, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Fifth Third has caused this amendment to be executed by its duly authorized representative this 20th day of December, 2018.

FIFTH THIRD BANK

By:	/s/ Robert P. Shaffer
Chairperson for the Fifth Third Bank
Pension, 401(k) and Medical Plan
Committee